CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WOODLAND HOLDINGS INC.

Woodland Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on January 21, 2009 (the “Certificate of Incorporation”).

2.

Article One of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the Corporation is 4M Carbon Fiber Corp.”

3.

This amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

4.

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joshua Kimmel, its Chief Executive Officer, this 19th day of February, 2018.

By /s/ Joshua Kimmel Name: Joshua Kimmel Title: Chief Executive Officer